Exhibit 99.2

VYOME MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations is to allow investors to view the Company from management’s perspective, considering items that would have a material impact on future operations. This discussion should be read in conjunction with our consolidated financial statements for the three months ended March 31, 2025 and 2024 and related notes thereto attached as Exhibit 99.1 to this Current Report on Form 8-K. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Our actual results and the timing of certain events could differ materially from those anticipated in or implied by these forward-looking statements as a result of several factors, including those discussed in the sections captioned “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in the Registration Statement on Form S-4 filed by ReShape Lifesciences Inc. on October 1, 2024, as subsequently amended.

Overview

The Company is a Cambridge, MA/Princeton, NJ/ New Delhi, India-based clinical-stage specialty pharmaceutical company working to treat immune-inflammatory and rare diseases of unmet need with next-generation therapeutic solutions, with a business advantage of the US-India innovation corridor. The lead program, VT-1953, is a topical gel that is being developed to treat signs and symptoms of malignant fungating wounds, a potentially orphan drug designation program. The Company is planning to have discussions with the Food & Drug Administration (FDA) on a pivotal trial protocol in the fourth quarter of 2025. The Company also has a Pre-Investigational New Drug application stage ophthalmic drops program, a potentially orphan drug program, VT-1908, a repurposed immune modulator to treat steroid-sparing anterior uveitis. Another late clinical-stage program, VB1953, for moderate to severe acne, has successfully completed its Phase II clinical trial, and this program is Phase 3 ready.

The Company may experience delays in the conduct of clinical trials of its candidates. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a clinical trial, in securing clinical trial agreements with prospective sites with acceptable terms, in obtaining institutional review board approval to conduct a clinical trial at a prospective site, in recruiting patients to participate in a clinical trial or in obtaining sufficient supplies of clinical trial materials. Any delays in completing the Company’s clinical trials will increase its costs, slow down its product development, timeliness and approval process and delay its ability to generate revenue.

The Company also has commercialized two novel reformulated topical anti-fungal products based on the technology platform of Molecular Replacement Therapeutics (“MRT”) in India — a dandruff lotion and shampoo. The Company has entered into a licensing and marketing agreement with Sun Pharma Laboratories Limited (“Sun Pharma”) to sell such topical anti-fungal products in India. The Company used third-party entities to manufacture the products. During 2023, the Company amended its arrangement with Sun Pharma such that the Company will no longer be responsible for purchasing and selling inventory of the products, but instead will receive a net service fee payment for sales of such products made by Sun Pharma. One of the agreements for the supply of dandruff products to Sun Pharma is terminated in December 2024. The Company has also entered into an agreement with Sun Pharma for the development and licensing of MRT technology-based Luliconazole topical cream for skin fungal diseases.

The Company operates in two segments, biotechnology and pharmaceutical. Our biotechnology segment comprises our operations around our VT-1953, VT-1908, and VB-1953 programs that are in development and our pharmaceutical segment comprises our antifungal products.

Since inception, our operations have focused on organizing and staffing our biotechnology segment, business planning, raising capital, acquiring and developing our technology, establishing our intellectual property portfolio, identifying potential product candidates, undertaking preclinical and clinical studies and manufacturing. We do not have any products approved for sale and have not generated any revenue from product sales from the biotechnology segment. Our pharmaceutical segment represents the operations of a legacy business, and after the 2023 amendment to our licensing agreement with Sun Pharma, requires little further effort on our part. From inception through March 31, 2025, we raised an aggregate of approximately $37.5 million of gross proceeds through the sale and issuance of our preferred stock and common stock, approximately $ 2.86 million from the sale of convertible notes.

Since inception, we have incurred significant operating losses. Our net loss was $293,972 and $127,302 for the three months ended March 31, 2025 and 2024, respectively. We had an accumulated deficit of $55,716,716 as of March 31, 2025. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we advance our current and future product candidates through preclinical and clinical development, manufacturing of our drug product and drug supply, regulatory approval for our current and future product candidates, maintenance and expansion of our intellectual property portfolio, hiring of additional research, development and business personnel and operations as a public company.

We will not generate revenue from product sales for our biotechnology segment unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates. In addition, if we obtain regulatory approval for our product candidates and do not enter a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing, and distribution activities.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our failure to raise capital or enter into such agreements as, and when needed, could have a material adverse effect on our business, results of operations and financial condition.

The report of our independent registered public accounting firm on our consolidated financial statements as of and for the year ended December 31, 2024, included an explanatory paragraph indicating that there was substantial doubt about our ability to continue as a going concern. See Note 1 to our annual consolidated financial statements attached as Exhibit 99.2 to the Registration Statement on Form S-3 filed by ReShape Lifesciences Inc. on May 9, 2025 for additional information on our assessment.

As of March 31, 2025, we had a cash balance of $58,370 and have operated under an austerity plan for several years. We received the proceeds from the issuance of $160,000 in convertible notes during the three months ended March 31, 2025. We believe that our existing cash, funds we may raise through the issuance of additional convertible notes and with the anticipated net proceeds from the Concurrent Financing, described below, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months.

Recent Developments

Merger Agreement

On July 8, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReShape Lifesciences Inc., and Raider Lifesciences Inc., a direct, wholly-owned subsidiary of ReShape (ReShape”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into Vyome, with Vyome surviving as a subsidiary of ReShape (the “Merger”).

Concurrent Financing

Simultaneously with the execution of the Merger Agreement, ReShape, Vyome, and Vyome’s wholly- owned subsidiary Vyome Therapeutics Limited (“Vyome India”) entered into agreements with certain accredited investors, pursuant to which the investors have agreed to purchase up to approximately $6.9 million in securities of ReShape, Vyome and Vyome India (the “Concurrent Financing”). As part of the Concurrent Financing, certain accredited investors have agreed to purchase up to $6.0 million in shares of common stock of the Combined Company immediately following completion of the Merger. The price per share for the common stock of the Combined Company will be calculated as a 30% discount to the price per share of the common stock for the agreed upon valuation of the combined company obtained by dividing (i) the sum of $130,000,000 and ReShape Net Cash by (ii) the sum of Total ReShape Outstanding Shares and Vyome Merger Shares. ReShape and the investors also entered into registration rights agreements which provides for certain registration rights to the investors, including the filing of a registration statement, that includes the shares of common stock purchased by the investors, within 45 days of the closing of the Merger. Simultaneously with the execution of the subscription agreements, Vyome entered into a securities purchase agreement with each investor pursuant to which Vyome issued to each investor a convertible promissory note in the principal amount equal to 5% or more of such investor’s total agreed upon investment amount, which convertible notes will bear interest at 8% per annum and immediately prior to completion of the Merger will convert into a number of shares of common stock of the Combined Company equal to 100% of the outstanding principal and interest of the convertible notes divided by the price per share of common stock of the Combined Company to be purchased in the Concurrent Financing, as set forth above. Through March 31, 2025, the Company including Vyome India has received $630,000 approximately pursuant to such convertible notes. ReShape and the investors are executing and delivering the subscription agreements in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Expected Use of Proceeds

The Combined Company currently expects to use the approximately $ 5.2 million in cash immediately after the completion of the Merger for up nine months, and the use of proceeds as follows after deducting estimated transaction expenses of approximately $1.7 million:

•	approximately $2.75 million for continued research and development towards regulatory work and pivotal trial of VT-1953 for the therapeutic indication of treating malodor in malignant fungating wounds;

•	approximately $1.00 million for continued advancement of VT-1908 into IND filing and Phase1/2 trial; and

•	The remainder is for general corporate purposes.

The specific allocation of the expected cash immediately after the completion of the Merger towards specific programs will depend on, among other things, results from the Combined Company’s research and development efforts for each program, the timing and success of its preclinical and clinical studies and the timing and outcome of regulatory submissions. However, based on the Combined Company’s current planned use of the cash immediately after the completion of the Merger and after deducting estimated transaction expenses, such funds are estimated to be sufficient to enable the Combined Company to fund its operating expenses and capital expenditure requirements through the initiation of pivotal trial for VT-1953 product candidate for nine months after Merger Closing (subject to submission of regulatory filing and authorization to proceed), as well as other potentially value-creating milestones for VT-1908 in 2025. This estimate is based on assumptions that may prove to be wrong, and the Combined Company could use its expected capital resources sooner than currently anticipated.

The Combined Company does not expect the proceeds from the completion of the Merger (including the Concurrent Financing) and Vyome’s existing cash will be sufficient for it to advance any of its programs through regulatory approval, and the Combined Company will need to raise additional capital to complete the development and potential commercialization of any of its programs. The Combined Company may also use a portion of its cash to acquire, in-license or invest in products, technologies, or businesses that are complementary to its business. The amounts and timing of actual expenditures will depend on numerous factors, including the progress of preclinical development efforts, operating costs, and other factors described under “Risk Factors” included in the Registration Statement on Form S-4 filed by ReShape Lifesciences Inc. on October 1, 2024, as subsequently amended.

The expected use of proceeds represents current intentions based on present plans and business conditions. As of May 28, 2025, the Combined Company cannot predict with complete certainty all of the particular uses for the expected cash that will be available upon the closing of the Merger or the actual amounts that it will spend on the uses set forth above.

Components of Results of Operations

Although we operate in two segments, all of our revenue relates to the pharmaceutical segment, and substantially all of our costs relate to the biotechnology segment. See the “Segments” footnote in our Financial Statements.

Revenue

We recorded sales of pharmaceutical products until October 2023. During 2023, the Company amended its arrangement with Sun Pharma such that the Company will no longer be responsible for purchasing and selling inventory of the dandruff lotion and shampoo, but instead will receive a net service fee payment for sales of such products made by Sun Pharma. This arrangement was terminated in December 2024. We have a development and licensing agreement for MRT technology-based Luliconazole topical cream product for skin fungal diseases, from where we get revenues from milestone payments, royalties and the sale of a proprietary ingredient. These payments are recorded as service fee revenue in the period earned. We have occasionally received payments for milestones specified under the license of our products to Sun Pharma, but do not expect to receive any significant further milestone payments. We expect to continue to receive a minor amount of royalties under such licenses. Such revenues are part of our pharmaceutical segment.

Operating Expenses

Our operating expenses consist of (i) research and development expenses, and (ii) cost of goods sold and (iii) general and administrative expenses.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research and development activities, including our product candidate discovery efforts and preclinical and clinical studies under our research programs, which include:

•	employee-related expenses, including salaries, benefits and stock-based compensation expense for our research and development personnel;

•	costs of funding research performed by third parties that conduct research and development and preclinical and clinical activities on our behalf;

•	costs of manufacturing drug product and drug supply related to our current or future product candidates;

•	costs of conducting preclinical studies and clinical trials of our product candidates;

•	consulting and professional fees related to research and development activities, including equity- based compensation to non-employees;

•	costs of maintaining our laboratory, including purchasing laboratory supplies and non-capital equipment used in our preclinical studies;

•	costs related to compliance with clinical regulatory requirements; and

•	facility costs and other allocated expenses, which include expenses for rent and maintenance of facilities, insurance, depreciation and other supplies.

Research and development costs are expensed as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our preclinical and clinical studies or other services performed.

The successful development of our product candidates is highly uncertain. We cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete development of our current or future product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of our product candidates, if they are approved. This is due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies and clinical trials and other research and development activities;

•	establishing an appropriate safety profile;

•	successful enrollment in and completion of clinical trials;

•	whether our product candidates show safety and efficacy in our clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	continued acceptable safety profile of the products following any regulatory approval.

A change in the outcome of any of these variables with respect to the development of our current and future product candidates would significantly change the costs and timing associated with the development of those product candidates.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development costs to increase significantly for the foreseeable future as we commence clinical trials and continue the development of our current and future product candidates. However, we do not believe that it is possible, at this time, to accurately project expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development programs and plans.

Cost of Goods Sold

Cost of goods sold represents the costs to obtain products from the third-party manufacturer of our pharmaceutical products and proprietary ingredients sold to Sun Pharma.

General and Administrative Expenses

General and administrative expenses include salaries and other compensation-related costs, including stock-based compensation, for personnel in executive, finance and accounting, business development, operations and administrative roles. Other significant costs include insurance costs, professional fees, travel costs, facility and office-related costs, not included in research and development expenses.

We anticipate that our general and administrative expenses will increase in the future as our business expands to support expected growth in research and development activities, including our future clinical programs. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside service providers, among other expenses. In addition, if we obtain regulatory approval for any of our product candidates and do not enter into a third-party commercialization collaboration, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

We also anticipate increased expenses associated with being a public company upon consummation of the Merger, including costs for audit, legal, regulatory and tax-related services related to compliance with the rules and regulations of the SEC, and listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums, and investor relations costs.

Interest Expense

Interest expense results from the stated interest rates under our convertible notes. Borrowings under the notes carry an 8% coupon interest rate.

Fair value adjustment

We record our convertible notes at fair value. Changes in the fair value of the convertible notes are recognized as a component of other income.

Comparison of the three months ended March 31, 2025 and 2024

Results of Operations

The following table summarizes our results of operations for the periods presented:

For the three months ended March 31,

	2025	2024	Change
Revenues
Revenue	$198,582	$76,979	$121,603
Cost of goods sold	(44,162)	-	(44,162)
Gross profit	154,420	76,979	77,441
Operating expenses:
Research and development	90,268	42,720	47,548
Depreciation and amortization	3,523	4,548	(1,025)
General and administrative	259,626	194,728	64,898
Total operating expenses	353,416	241,996	114,420
Loss from operations	(198,996)	(165,017)	(169,690)
Other income (expense):
Fair value adjustment	(36,008)	81,949	(117,957)
Other, net	(4.014)	408	(4,422)
Interest expense	(54,954)	(45,642)	(9,312)
Net loss	$(293,972)	$(127,302)	$(166,670)

Revenue

The Company derives revenues from the sale of products, including royalties related to sales of such products, and from the license of our technology. Substantially all revenues for the three months ended March 31, 2025, and 2024 were derived from one customer, Sun Pharma, based in India. During 2023, the Company amended its arrangement with Sun Pharma such that the Company will no longer be responsible for purchasing and selling inventory of the dandruff lotion and shampoo, but instead will receive a net service fee payment for sales of such products made by Sun Pharma. Revenues for the three months ended March 31, 2025 and 2024 are summarized as follows:

	March 31,	March 31,
	2025	2024
Ingredient sales under Luliconazole Agreement	$12	$-
Service fee for arrangements for sale of dandruff products	193,616	75,147
Royalty income related to above product sales	4,954	1,832
Total	$198,582	$76,979

Research and Development Expenses

Research and development expenses were $90,268 and $42,270 for the three months ended March 31, 2025 and 2024, respectively. The increase of $47,548 was primarily due to:

•	Our compound VB-1953 completed its Phase 2 clinical trial for inflammatory acne in 2020, and we have been focused since then on organizing our plans to commence the pivotal trial of the same compound for a different program, VT-1953, for treating malodor in malignant fungating wounds, once sufficient funding is secured.

•	Our pre-clinical programs have proceeded more slowly than we expected due to a lack of available funding. However, during the quarter ended March 31, 2025, we had some minimal R&D work related to VT-1953 program.

General and Administrative Expenses

General and administrative expenses were $259,626 and $194,728 for the three months ended March 31, 2025 and 2024, respectively. The increase of $64,898 was primarily due to an increase in legal, accounting, auditing and related professional fees associated with preparing for the Merger and preparation of quarterly reports.

Interest expense

Interest expense was $54,954 and $45,642 for the three months ended March 31, 2025 and 2024, respectively. The increase was driven by additional convertible note borrowings by the Company.

Fair value adjustment

The fair value adjustment related to the fair value of the convertible notes was favorable/(unfavorable) $(36,008) and $81,949 for the three months ended March 31, 2025 and 2024, respectively. The decrease in 2025 the fair value was primarily due to changes in the assumptions used for the three months ended March 31, 2025, to calculate the fair value, including the likelihood and timing of a “qualified financing” which would trigger a conversion of the convertible notes, under their terms.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2025 and 2024 indicated:

For the years ended December 31,

Net cash provided by (used in):	2025	2024	Change
Operating activities	$(203,533)	$(135,590)	$(67,943)
Investing activities	(1)	186	(187)
Financing activities	160,000	233,805	(73,805)
Other	-	(81)	81
Net (decrease) increase in cash	$(43,534)	$98,320	$(141,854)

Operating Activities

During the three months ended March 31, 2025, net cash used in operating activities was $203,533, consisting primarily of net losses of $293,972 less the non-cash charge for interest and the loss on the fair value adjustment of convertible note debt of $50,939 and $36,008, respectively, an increase in accrued compensation and post-employment benefits of $68,021, a decrease in other assets of $25,254, an increase in due from affiliates of $11,211 and a increase in accounts payable of $73,170.

During the three year ended March 31, 2024, net cash used in operating activities was $135,590, consisting primarily of net losses of $127,302 less the non-cash charge for interest expense of $44,452 and an increase in accrued compensation and post-employment benefits of $71,196, offset by the gain on fair value adjustment of convertible debt of $81,949.

During 2025 and 2024, we have primarily used the proceeds of the sale of our convertible notes to incrementally develop our biotechnology products and prepare the Company for an offering of its securities and activities related thereto. We have operated under an austerity program for several years, delaying projects and payments until sufficient funds could be raised. We also settled certain liabilities for accrued compensation and a vendor payment by issuing stock or stock options. We had approximately $58,370 of cash at March 31, 2025.

Financing Activities

During the three months ended March 31, 2025, cash provided by financing activities was $160,000 from the sale of convertible notes. During the three months ended March 31, 2024, cash provided by financing was $233,805, consisting primarily of approximately $200,000 from the sale of convertible notes and $33,800 of advances from affiliates.

Liquidity and Capital Resources

Sources of Liquidity/Going Concern

Since our inception, we have funded our operations through the sale and issuance of preferred and common stock and convertible notes. From inception through March 31, 2025, we raised an aggregate of approximately $37.5 million in gross proceeds from sales of our equity securities (the last of such offering occurred in December 2018), and approximately $2.86 million in gross proceeds from our convertible notes.

In October 2020, we offered for sale an 8%, interest bearing convertible promissory note to investors, which provide for a three-year term from the date of issuance, unless earlier converted. This has been our primary source of funding since 2020. We received $160,000 and $200,000 from the sale of our convertible notes during the three months ended March 31, 2025 and 2024, respectively. Through March 31, 2025, eight of our convertible notes, were extended by an additional year. In connection with such extension, the conversion rate was amended from 0.80 to 0.75 of the price paid by investors in a qualified offering, as defined in the convertible notes, and the liquidation preference, in the event the Company consummates a Deemed Liquidation Event, as defined in the Company’s Certificate of Incorporation, was amended.

In July 2024, the Company began offering investors the opportunity to participate in a Securities Purchase Agreement (the “Concurrent Financing”) providing investors the right to certain equity instruments and other equity rights, some of which are dependent upon the completion of the Merger. An aggregate of 18 investors agreed to participate in such financing through December 31, 2024, for an aggregate of approximately $7.5 million, of which approximately $630,000 was received through March 31, 2025, in the form of bridge notes. The bridge notes have similar terms to the above convertible notes, except that there is a one-year maturity. The remainder of the committed funds will be placed in an escrow account six to seven days before the Merger, pending completion of the Merger, however, these funds have not been received as of March 31, 2025.

We have converted certain liabilities to vendors, employees, and board members into equity instruments during 2024 — see further discussion below in the sections captioned “Accrued Compensation” and “CRO Contract.”

The accompanying consolidated financial statements as of March 31, 2025 and 2024 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since our inception, we have not generated any revenue from our biotechnology products, and we have incurred significant operating losses. We have not yet commercialized any biotechnology products, and we do not expect to generate revenue from sales of any biotechnology product candidates for a number of years, if ever. As reflected in the accompanying consolidated financial statements, we have incurred recurring net losses since our inception. During the three months ended March 31, 2025, we incurred a net loss of $293,972 and used cash in operations of $203,533 and had a stockholders’ deficit of $4,685,005 as of March 31, 2025. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional funds and implement our strategies, such as executing additional licensing contracts. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company raising additional capital and attaining and maintaining profitable operations in the future to meet its obligations and repay liabilities arising from normal business operations when they come due. Since inception, we have funded our operations primarily through equity and debt financings and licensing income, and we expect to continue to rely on these sources of capital in the future.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing, or grant unfavorable terms in licensing agreements.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development, initiate and conduct preclinical studies and clinical trials, and seek marketing approval for our current and any of our future product candidates. In addition, if we obtain marketing approval for any of our current or future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution, which costs we may seek to offset through entry into collaboration agreements with third parties. Furthermore, we expect to incur additional costs associated with operating as a public company, upon consummation of the Merger Agreement. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

We believe that our existing cash, together with the anticipated net proceeds from the Concurrent Financing, will enable us to fund our operating expenses and capital expenditure requirements for at least 9 months. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our future capital requirements will depend on a number of factors, including:

•	the costs of conducting preclinical studies and clinical trials;

•	the costs of manufacturing;

•	the scope, progress, results and costs of discovery, preclinical development, laboratory testing, and clinical trials for product candidates we may develop, if any;

•	the costs, timing, and outcome of regulatory review of our product candidates;

•	our ability to establish and maintain collaborations on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under any license or collaboration agreements we might have at such time;

•	the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

•	the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

•	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights, and defending intellectual property-related claims;

•	our headcount growth and associated costs as we expand our business operations and research and development activities; and

•	the costs of operating as a public company.

We believe that the net proceeds of the Concurrent Financing, together with our existing cash, will be sufficient to initiate the pivotal trial of our lead candidate, VT-1953, but will not be sufficient to complete the trial and or work on the other indications or the development of any other product candidate. Accordingly, we will be required to obtain further funding to further achieve our business objectives.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the interests of our stakeholders may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect the rights of our stockholders. Additional debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise funds through potential collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Bridge Loan and Convertible Notes

Commencing in October 2020, the Company began raising money through the issuance of compulsorily convertible promissory notes in a private placement offering of up to $2,132,000, which was subsequently expanded to approximately $2.8 million and extended through March 31, 2025.

The convertible notes bear interest at a rate of eight percent (8%) per annum, on a non-compounding basis, and are due and payable on the earlier of (i) the date upon which the convertible notes are converted into equity securities of the Company, pursuant to the conversion terms of the convertible notes, set forth therein, or (ii) at maturity, which is three (3) years from the date of issuance. The terms of the convertible notes provide for automatic conversion of the outstanding principal and any unpaid accrued interest in the event that the Company issues and sells shares of its equity securities to investors prior, to the maturity date of the convertible notes, for total proceeds to the Company of not less than $10,000,000, at a conversion price equal to the cash price per share paid for the equity securities by the investors in such financing transaction multiplied by 0.75 in the case of some of the convertible notes or 0.8 in the case of other convertible notes.

Through March 31, 2025, certain of our convertible notes, were extended by an additional year. In connection with such extension, the conversion rate was amended from 0.80 to 0.75 of the price paid by investors in a qualified offering, as defined in the convertible notes, and the liquidation preference, in the event the Company consummates a Deemed Liquidation Event, as defined in the Company’s Certificate of Incorporation, was amended. All other terms of the convertible terms remained the same. The Company accounted for such extension as a modification of the debt instrument, however there is no impact on the financial statements as a result of such modification.

In August 2024, two Convertible Notes with an aggregate principal plus accrued interest of $434,077 were converted in 111,616 shares of Series D preferred stock at $3.889 per share. No other Convertible Notes have been converted through December 31, 2024. As of December 31, 2024, several Convertible Notes have reached their maturity date, and the Company is negotiating further extensions with the noteholders.

In July 2024, the Company began offering investors the opportunity to participate in a Securities Purchase Agreement (the “Concurrent Financing”) providing investors the right to certain equity instruments and other equity rights, some of which are dependent upon the completion of the Merger. An aggregate of 18 investors agreed to participate in such financing through December 31, 2024, for an aggregate of approximately $7.5 million, of which approximately $630,000 was received through March 31, 2025, in the form of bridge notes. The bridge notes have similar terms to the above convertible notes, except that there is a one-year maturity. The remainder of the committed funds will be placed in an escrow account six to seven days before the Merger, pending completion of the Merger, however, these funds have not been received as of March 31, 2025.

The fair value of the Company’s convertible notes is summarized as follows:

Current portion	As of March 31, 2025	As of December 31, 2024
Conversion rate at 75%	$1,174,339	$3,102,204
Conversion rate at 70%	2,662,018	487,206
Total	$3,836,357	$3,589,410

Interest expense on the above debt instruments was $50,939 and $44,552 for the three months ended March 31, 2025 and 2024, respectively. The Company has elected to record the convertible note at fair value. Changes in the fair value of the Convertible Notes for the three months ended March 31, 2025 and 2024 are summarized as follows:

	Three months ended	Three months ended
	March 31, 2025	March 31, 2024
Balance, beginning of the period	$3,589,410	$2,930,888
Additional notes issued	160,000	200,000
Notes and accrued interest converted to preferred stock	(434,076)	—
Interest accrued	50,939	44,552
Change in fair value	36,008	(81,949)
Total	$3,836,357	$3,093,391

The fair value of the convertible notes is classified within Level 3 of the fair value hierarchy, using the inputs below to calculate the fair value. The Company used a probability weighted scenario analysis to determine the fair value of the convertible notes. The risk-free rate used in the analysis is based on the yield on a US Government zero-coupon bond, interpolated for the period that corresponds to the time to liquidity as at the valuation date.

	March 31, 2025	March 31, 2024
Adjusted Interest rate	4.23% to 4.35%	4.16% to 4.40%
Time to Financing Date	3 – 4 months	6 – 8 months

Preferred stock

During the year ended December 31, 2024, the Company issued 432,041 shares of Series D preferred stock in connection with a CRO contract and 111,616 upon conversion of debt.

There were no preferred stock share transactions during the three months ended March 31, 2025. As of March 31, 2025, the Company has issued the following preferred stock:

	Number of shares Aggregate Liquidation Preference
	March 31,	Conversion	March 31,
Series	2025	Price	2025
Series seed	1,078,560	$0.83	$1,350,656
Series A	2,592,080	$1.22	4,734,564
Series B	965,200	$2.47	3,576,758
Series B-1	1,480,560	$2.47	5,486,536
Series C	4,432,880	$2.64	17,573,222
Series C-1	530,040	$2.64	2,101,232
Series D	4,224,097	$3.89	23,765,557
Total	15,303,417		$58,588,524

The significant terms of the preferred stock, are as follows:

Preferred stock carries an 8% cumulative preference dividend, payable when declared by the Board of Directors. No dividend has been paid on any series of preferred stock as of March 31, 2025. As of March 31, 2025 and 2024, cumulative dividends in arrears for all classes’ preferred shares were approximately $18,900,000 and $18,100,000, respectively.

Each share of preferred stock shall be convertible at the option of the holder, without the payment of additional consideration, into units of common stock at the conversion price as defined in the shareholders’ agreement. The conversion price is subject to adjustment in the event of subsequent issuance of common stock at a lower price than the original conversion price. Each series preferred stock is mandatorily convertible into common stock at the conversion price as defined in the shareholders’ agreement on the occurrence of an initial public offering (IPO).

In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, all classes of preferred stockholders would be entitled to receive, in preference to common shareholders, an amount equal to the original issue price plus accrued and unpaid dividends. All series of preferred stock rank pari passu with each other in terms of liquidation preference except series B1 and C1. Part of the amount invested by series B1 and C1 preferred stock as mentioned in the shareholders’ agreement ranks junior to other preferred stockholders, however, rank pari passu with each other. After the liquidation preference payments to all classes of preferred stockholders have been met, preferred shareholders have unlimited right to participate on a prorated basis with common shareholders.

Holders of the preferred stock shall be entitled to elect 5 members of the Board of Directors and also hold certain protective rights with respect to significant corporate transactions as defined. Each holder of common stock shall be entitled to one vote in respect of each share held.

Accrued compensation

Accrued compensation payable to the chief executive officer, a board member/consultant of the Company and another consultant was $1,115,232 as of December 31, 2023. In June 2024, these individuals to forgo accrued compensation of $1,115,232 as of December 31, 2023, in exchange for the issuance of stock options for the purchase of 643,030 shares of common stock. The Company accounted for this debt extinguishment as a capital contribution since the liability was with related parties.

Accordingly, the difference between the liability extinguished of $1,115,232 and the fair value of the stock options issued ($379,950 as determined using a Black Scholes model) of $735,282 is considered a capital contribution, collectively included in the condensed consolidated statement of stockholder’s deficit as “Issuance of shares in settlement of accrued liability”.

CRO contract

In December 2018 as amended in July 2021, the Company entered into an agreement with a Contract Research Organization (“CRO”) for services to be rendered with respect to the phase 2B clinical trials for the Company’s VB-1953 product. Also, pursuant to the July Agreement, the parties agreed that if the balance remained outstanding as of March 2021, then such balance could convert to Series D preferred stock of the Company at Series D preferred conversion price as of the July Agreement date. During 2022, the Company and the CRO agreed by signing a definitive agreement to convert the amount owed of $1,680,210 into 432,041 shares of Series D preferred stock (based upon the then estimated fair value of such shares). However, the shares were not issued. At that time, in order to issue the shares, the Company would have had to authorize additional shares of its Series D preferred stock in order to consummate the transaction, and accordingly, as of December 31, 2023, $1,680,210 was recorded as a liability to be settled in equity in the consolidated balance sheet. In June 2024, the Company increased its authorized shares of preferred stock and issued the 432,041 shares of Series D preferred stock to settle this liability.

Due to Affiliates

The amount outstanding to two of our board directors as of March 31, 2025 is $140,557, which is included in the “due to affiliates” in the consolidated balance sheet. There is no interest or scheduled repayment dates of such advances.

Contractual Obligations and Commitments

We enter into agreements in the normal course of business for sponsored research, preclinical studies, contract manufacturing, and other services and products for operating purposes, which are generally cancellable upon written notice.

Licenses, employment agreements or other commitments

The Company leases offices and laboratory space in India which were extended for a one-year period ending December 2024 with an automatic renewal for two years with monthly payments ranging from $2,500 to $2,900 per month. The Company has an intention to renew the leases for the two additional years allowed under the lease agreement.

We also have offices in Princeton NJ, and Cambridge MA, on short-term rentals.

We may enter into contracts in the normal course of business with clinical research organizations for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore, we believe that our non-cancelable obligations under these agreements will not be material.

We also have employment agreements with certain employees and consulting agreements which require the funding of a specific level of payments, if certain events, such as a change in control, termination without cause or retirement, occur. We also have an agreement on Resignation and Separation Letter dated January 11, 2021 Craig Tooman, a past employee to pay certain amount on change of control.

Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and effected by that company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with US GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness in future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

We have concluded that there were material weaknesses in internal control over financial reporting. Historically, and as a private company, we had not maintained sufficient resources with various levels of accounting knowledge, experience, and expertise that are commensurate with our prospective financial reporting needs. These material weaknesses relate to the fact that we (1) do not maintain a comprehensive policies and procedures manual designed to establish internal controls over financial reporting to reduce the risk of publishing materially misstated financial statements (2) do not have well defined segregate incompatible duties to reduce the risk of unauthorized transactions, and (3) insufficient accounting expertise to calculate certain technical matters. Collectively, this could result in difficulties in meeting our internal reporting needs and our external reporting requirements and assessing the appropriate accounting treatment for various events and/or circumstances.

Although we have initiated various remediation efforts, we have concluded that the material weaknesses have not been fully remediated. Our remediation efforts to date have included the following:

We have assessed our current accounting personnel, financial reporting, and information system environments and capabilities. Based on our preliminary findings, we have found these resources and systems lacking and have concluded that these resources and systems will need to be supplemented and/or upgraded. We have hired a fractional Chief Financial Officer and, thereafter will implement additional accounting procedures and controls as resources permit.

We engaged external consultants with public company and technical accounting experience to facilitate accurate and timely accounting closes and to accurately prepare and review our financial statements and related footnote disclosures. We plan to retain these financial consultants until such a time that our internal resources have been upgraded and the required financial controls have been fully implemented.

The actions that have been taken are subject to continued review, implementation, and testing by management, as well as audit committee oversight. While we have implemented a variety of steps to remediate these weaknesses, we cannot assure you that we will be able to fully remediate them, which could impair our ability to accurately and timely meet our public company reporting requirements.

Notwithstanding the assessment that our internal controls over financial reporting are not effective and that material weaknesses exist, we believe that we have employed supplementary procedures to ensure that the consolidated financial statements contained in this filing fairly present our financial position, results of operations, and cash flows for the reporting periods covered herein in all material respects.

Critical Accounting Policies and Significant Judgments and Estimates

Convertible Promissory Notes

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with Topic 815 “Derivatives and Hedging” (“ASC 815”) of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The accounting treatment of derivative financial instruments requires that the Company record any bifurcated embedded features at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings each period as non-operating, non-cash income or expense. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded features are recorded at their initial fair values which create additional debt discount to the host instrument.

We have elected to account for the convertible notes to a shareholder using the fair value option in accordance with the guidance contained in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. See Note 4 for additional information.

Stock options

Our company accounted for the issuance of stock options in accordance with ASC 718, Compensation-Stock Compensation. We estimate the fair value of stock option awards granted using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and subjective assumptions we make, including expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends. Due to the lack of a public market for the trading of our common stock and a lack of company-specific historical and implied volatility data, we base the estimate of expected stock price volatility on the historical volatility of a representative group of publicly traded companies for which historical information is available. The historical volatility is generally calculated based on a period of time commensurate with the expected term assumption. We use the simplified method to calculate the expected term for options granted to employees and directors. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. For options granted to non-employees, we utilize the contractual term. The risk-free interest rate is based on a U.S. treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero, as we have never paid dividends and do not have current plans to pay any dividends on our common stock. We determine the fair value of common stock awards based on the fair value of our common stock on the date of grant.

Fair value measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, representing the assumptions the buyer and seller use in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that the buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of our company. Unobservable inputs reflect our company’s assumptions about the inputs the buyer and seller would use to price the asset or liability developed based on the best information available in the circumstances.

The note payable — related party is reported at fair value as the Company elected the fair value option for such note. The key determinants of the fair value of the notes payable is the expected date and type of transaction that would require conversion or repayment of the notes, and the discount rate/term used to compute the present value of such future payments.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•	Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that our company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

•	Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by the market through correlation or other means.

•	Level 3 — Valuations based on unobservable inputs and significant to the overall fair value measurement.

Determination of the Fair Value of Equity-Based Awards

As there has been no public market for our common stock, the estimated fair value of our common stock has been approved by our board of directors, with input from management, as of the date of each award grant, considering our most recently available sale of our common stock to independent investors and our board of directors’ assessment of additional objective and subjective factors deemed relevant that may have changed from the date of the most recent determination through the date of the grant. The additional objective and subjective factors considered by our board of directors in determining the fair value of our common stock included the following:

•	the prices of our common stock and preferred stock sold to outside investors in arm’s length transactions, if any, and the rights, preferences and privileges of our preferred stock as compared to those of our common stock, including the liquidation preferences of our preferred stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our product candidates;

•	the lack of liquidity of our equity as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the valuation of publicly traded companies in the biotechnology industry, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

•	the likelihood of achieving a liquidity event, such as an IPO or a sale of our company in light of prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the biotechnology industry.

The assumptions underlying our board of directors’ valuation determinations represented our board’s best estimates, which involved inherent uncertainties and the application of our board’s judgment. As a result, if factors or expected outcomes had changed or our board of directors had used significantly different assumptions or estimates, our equity-based compensation expense could have been materially different. Following the completion of this offering, our board of directors will determine the fair value of our common stock based on the quoted market prices of our common stock.

Inflation

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the three months ended March 31, 2025 or 2024.